Exhibit 8.2

February 10, 2023

RE: Webus International Limited

Dear Sirs or Madams,

We are qualified to practice law in the People’s Republic of China (the “PRC”) and to issue opinions on the PRC laws. For the purpose of this legal opinion (this “Opinion”), the PRC shall not include the Hong Kong Special Administrative Region, the Macao Special Administrative Region or Taiwan.

We are acting as the PRC counsel for Webus International Limited (the “Company”), a company incorporated under the laws of the Cayman Islands solely in connection with the offering and the sales of a certain number of the Company’s ordinary shares (the “Offering”) pursuant to the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended.

We have been requested to give this Opinion on certain legal matters set forth herein. Capitalized terms used in this Opinion and not otherwise defined herein shall have the meanings given to them in the Registration Statement.

1.	Definitions

Unless otherwise defined in this Opinion, capitalized terms used in this Opinion, shall have the meanings set forth hereunder,

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Government Agency or Government Agencies

refer to any competent national, provincial, municipal or local government authorities, courts, arbitration commissions, or regulatory bodies of the PRC having jurisdiction over the PRC Entities (as defined below) in the PRC;

Governmental Authorization

refers to any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the applicable PRC Laws (as defined below) to be obtained from any Government Agencies;

CSRC	refers to the China Securities Regulatory Commission;
MOFCOM	refers to the Ministry of Commerce of the PRC;
M&A Rules

refer to the Regulation on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, jointly adopted by MOFCOM, CSRC, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, and the State Administration of Foreign Exchange on August 8, 2006, which became effective on September 8, 2006, and was amended on June 22, 2009;

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PRC Entities

refer to WFOE (as defined below) and its subsidiary, and the VIE (as defined below) and its subsidiaries, collectively as listed in Appendix A, each of which is a limited liability company incorporated under the PRC Laws (as defined below);

PRC Laws	refer to any and all laws, regulations, statutes, rules, decrees, notices, and the Supreme Court’s judicial interpretations currently in effect and publicly available in the PRC as of the date hereof;
Underwriter	refers to the one or several underwriters named in the Underwriting Agreement (as defined below), for which Network 1 Financial Securities, Inc. is acting as the representative (the “Representative”);
Underwriting Agreement	refers to the Underwriting Agreement, signed by the Company and the Representative;
VIE	refers to variable interest entity, here referred to Zhejiang Youba Technology Co., Ltd. (浙江优巴科技有限公司);
Control Documents

refer to a serial of contractual arrangements, as listed in Appendix B, made among WFOE (as defined below), the VIE and the shareholders of the VIE, through which WFOE gains full control over the management and receives the economic benefits of the VIE;

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WFOE	refers to Zhejiang Xinjieni Technology Co., Ltd.(浙江新杰尼科技有限公司), which is the Company’s wholly-owned subsidiary in the PRC.

2.	Assumptions

For the purpose of this Opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of documents provided to us by or on behalf of the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this Opinion.

In our examination of the documents and for the purpose of giving this Opinion, we have relied upon the following assumptions, which we have not independently verified:

(i)	All documents submitted to us as copies are identical to their originals;

(ii)	All signatures, seals and chops on such documents are genuine;

(iii)	All parties in relation to any of the documents aforesaid or to any other documents as referred to in this legal opinion have the requisite power and authority to enter into, and have duly executed and delivered the documents and performed their obligations hereunder; and

(iv)	All facts and documents which may affect our opinions herein have been disclosed to us, and there has not been or will not be any omission in respect of such disclosure.

As used in this Opinion, the expression “to the best of our knowledge” or similar language with reference to matters of fact refers to the actual knowledge of the attorneys of our law firm. Except to the extent expressly set forth herein or as we otherwise believe to be necessary to our opinion, we have not undertaken any independent investigation to determine the existence or absence of any fact and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Underwriter or the rendering of this Opinion.

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This Opinion is rendered based on the PRC laws, regulations, rules, orders, decrees, guidelines or notices effective and publicly available as of the date hereof and there is no assurance that any PRC Laws will not be changed, amended or replaced in the future with or without retrospective effect.

We do not purport to be an expert on or to be generally familiar with or qualified to express legal opinions based on any laws other than the PRC Laws. Accordingly, we express or imply no opinion directly or indirectly on the laws of any jurisdiction other than the PRC.

3.	Opinions

Based upon the foregoing examinations and assumptions and subject to the qualifications set forth herein, we are of the Opinion that:

(i)	Based on our understanding of the current PRC Laws, (a) the ownership structures of the PRC Companies are not in any violation of the applicable PRC Laws; and (b) each of the VIE Agreements is valid and binding, and enforceable in accordance with its terms and applicable PRC Laws. However, there are substantial uncertainties regarding the interpretation and application of current PRC Laws, and there can be no assurance that the PRC government will ultimately take a view that is consistent with our opinion stated above.

(ii)	Pursuant to the M&A Rules, an offshore special purpose vehicle (“SPV”) formed for listing purposes and controlled directly or indirectly by PRC companies or individuals shall obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. The approval of CSRC or MOFCOM is not required for the listing and trading of the Company’s Shares on the NASDAQ Capital Market in the context of the Offering. However, there are uncertainties regarding the interpretation and application of the PRC Laws, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion in this paragraph.

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(iii)	PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. The PRC does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(iv)	The statements in the Prospectus under the sections entitled “Prospectus Summary”, “Risk Factors”, “Corporate History and Structure”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Taxation-PRC”, “Enforceability of Civil Liabilities”, “Use of Proceeds”, “Dividend Policy”, “Our Business”, “Related Party Transactions”, “Regulations” and “Taxation - PRC”, to the extent that they describe or summarize matters of PRC Laws, are correct and accurate in all material respects, and nothing has been omitted from such statements which would make the same misleading in any material respect.

(v)	The statements set forth in the Registration Statement under the caption “Taxation—People’s Republic of China Taxation” with respect to the PRC tax laws and regulations, constitute true and accurate descriptions of the matters described therein in all material aspects, and, subject to the respective qualifications therein, constitute our opinion on such matters.

This Opinion is subject to the following qualifications:

(i)	This Opinion is limited to matters of the PRC Law in effect on the date of this Opinion;

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(ii)	We have not investigated and do not express or imply any Opinion on accounting, auditing, or laws of any other jurisdiction;

(iii)	This Opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations of bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (b) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (c) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and any entitlement to attorneys’ fees and other costs; and, (d) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This opinion is given for the benefit of the addressee hereof in connection with this Offering. Without our express prior written consent, neither this opinion nor our opinions herein may be disclosed to or relied upon by any person other than the addressee, except where such disclosure is required to be made by applicable law or is requested by any court, regulatory or governmental authority, in each case on a non-reliance basis and with a prior written notice provided to us.

This Opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be considered as a whole and no part should be extracted and referred to independently.

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We hereby consent to the quotation or summarization of this Opinion in, and the filing hereof, as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement.

This Opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. The opinions expressed herein are rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

Yours faithfully,

AllBright Law Offices

02/10/2023
(Date:MM/DD/YY)

/s/ SUN Yushun
SUN Yushun, Esq.

/s/ SHEN Lu
SHEN Lu, Esq.

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Appendix A

List of PRC Entities and Shareholding Information

No.	Full Name	Shareholder(s)	Percentage of Equity Interest Owned
PRC Subsidiary and its subsidiary
1	Zhejiang Xinjieni Technology Co., Ltd. (浙江新杰尼科技有限公司) (“WFOE”)	Webus Hongkong Limited	100.00%
VIE and its subsidiaries
2	Zhejiang Youba Technology Co., Ltd. (浙江优巴科技有限公司) (“VIE”)	Zhejiang Xinjieni Technology Co., Ltd.	50.00%
		Zheng Jiahua	45.56%
		Wu Chunyun	4.44%
3	Hangzhou Webus Travel Agency Co., Ltd. (杭州微巴旅行社有限公司)	Zhejiang Youba Technology Co., Ltd.	100.00%

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Appendix B

List of Control Documents

1.	The Exclusive Business Cooperation Agreement between WOFE and Youba dated September 7, 2022;

2.	The Exclusive Call Option Agreement among WOFE, Youba, and Shareholders of Youba dated September 7, 2022;

3.	The Exclusive Assets Option Agreement among WOFE, and Youba dated September 7, 2022;

4.	The Equity Pledge Agreement among WOFE, Youba, and Shareholders of Youba dated September 7, 2022.

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